Exhibit 99.1
THE BEARD COMPANY	News Release
Enterprise Plaza, Suite 320 5600 North May Avenue Oklahoma City, Oklahoma 73112 (405) 842-2333 OTCBB: BRCO	Herb Mee, Jr., President

THE BEARD COMPANY

ANNOUNCES RESULTS FOR SECOND QUARTER

AND SIX MONTHS OF 2008

FOR IMMEDIATE RELEASE: Monday, August 18, 2008

Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today reported net earnings of $2,252,000, or $0.23 per share on a fully diluted basis, for the six months ended June 30, 2008, compared with a net loss of $1,184,000, or $0.20 per share on a fully diluted basis, in the comparable 2007 period. Revenues increased 16% to $751,000 in the current six months versus $648,000 a year ago.

For the quarter ended June 30, 2008, we reported a net loss of $516,000, or $0.08 per share on a fully diluted basis, versus a net loss of $611,000, or $0.10 per share on a fully diluted basis, in the 2007 quarter. Revenues increased 13% to $373,000 for the current quarter versus $330,000 a year ago.

Herb Mee, Jr., President, stated: “The big improvement in the first half was primarily attributable to the sale of 35% of our interest in the McElmo Dome CO2 field effective February 1st, which generated a gain of $3,344,000. The second quarter benefited from price increases in our CO2 Segment. Despite selling a portion of McElmo Dome, the segment recorded an operating profit of $247,000 in the current quarter versus $205,000 in the 2007 period. We received an average of $1.23 per mcf sold in the current quarter versus $0.72 a year ago. CO2 pricing also contributed to six months results. The CO2 Segment reflected an operating profit of $554,000 for the current six months compared with $412,000 in the year earlier period. We received an average of $1.11 per mcf sold in the current six months versus $0.65 a year ago. Despite the recent dip in oil prices, we anticipate continuing improvement in the price we receive for our CO2 during the 12 months ending June 30, 2009 as we will be participating in contracts with higher pricing than in the past. Volumes will also improve, as we will be selling a portion of the CO2 we have in storage. During the last 12 months we were putting CO2 into storage in anticipation of better pricing.”A

“The Oil & Gas Segment also reflected improved results, recording an operating profit of $25,000 for the current quarter compared to $8,000 in the year earlier quarter, and an operating profit of $43,000 in the current six months compared to $16,000 in the year earlier period,” Mee concluded.

Our common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Our operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, oil and gas production, and our e-commerce activities aimed at developing business opportunities to leverage starpay™’s intellectual property portfolio of Internet payment methods and security technologies.

Fax Number (405) 842-9901	Email: hmee@beardco.com

THE BEARD COMPANY Results of Operations (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007

Revenues	$ 373,000	$ 330,000	$ 751,000	$ 648,000
Expenses	500,000	454,000	925,000	913,000

Operating loss	(127,000)	(124,000)	(174,000)	(265,000)
Other income (expense)	(185,000)	(209,000)	2,942,000	(391,000)

Earnings (loss) from continuing operations
before income taxes	(312,000)	(333,000)	2,768,000	(656,000)
Income tax benefit (expense)	29,000	-	(25,000)	-

Earnings (loss) from continuing operations	(283,000)	(333,000)	2,743,000	(656,000)

Loss from discontinued operations	(233,000)	(278,000)	(491,000)	(528,000)

Net earnings (loss)	$ (516,000)	$ (611,000)	$ 2,252,000	$ (1,184,000)

Net earnings (loss) per average common share outstandingB:
Basic:
Earnings (loss) from continuing operations	$ (0.04)	$ (0.05)	$ 0.44	$ (0.11)
Loss from discontinued operations	$ (0.04)	$ (0.05)	$ (0.08)	$ (0.09)
Net earnings (loss)	$ (0.08)	$ (0.10)	$ 0.36	$ (0.20)

Net earnings (loss) per average common share outstandingB:
Diluted:
Earnings (loss) from continuing operations	$ (0.04)	$ (0.05)	$ 0.28	$ (0.11)
Loss from discontinued operations	$ (0.04)	$ (0.05)	$ (0.05)	$ (0.09)
Net earnings (loss)	$ (0.08)	$ (0.10)	$ 0.23	$ (0.20)

Weighted average common shares outstanding:
Basic	6,416,000	5,862,000	6,289,000	5,839,000
Diluted	6,416,000	5,862,000	9,655,000	5,839,000
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AStatements regarding future profitability and operations, including the timing of those activities, are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act. The statements involve risks that could significantly impact The Beard Company. These risks include, but are not limited to, adverse general economic conditions, unexpected costs or delays or other unexpected events, as well as other risks discussed in detail in our filings with the Securities and Exchange Commission. We assume no duty to update or revise our forward-looking statements based on changes in internal estimates or otherwise.

BBasic earnings (loss) per share are computed by dividing earnings (loss) attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per common share reflect the potential dilution that could occur if our outstanding stock options and warrants were exercised (calculated using the treasury stock method) and if our preferred stock, convertible notes and deferred stock compensation units were converted to common stock. Diluted loss per share from continuing operations exclude potential common shares issuable upon conversion of preferred stock, convertible notes, termination of our deferred stock compensation plans, or exercise of stock options and warrants as a result of losses in 2007 and 2008 as the effect would be anti-dilutive.

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